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                            August 17, 2023

       Michael Liebman
       Chief Financial Officer
       Global Water Resources, Inc.
       21410 N. 19th Avenue #220
       Phoenix, Arizona 85027

                                                        Re: Global Water
Resources, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed August 10,
2023
                                                            File No. 333-273896

       Dear Michael Liebman:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Claudia
Rios, Staff Attorney, at (202) 551-8770 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Energy & Transportation
       cc:                                              Michael Donahey, Esq.